UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2010

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Goodman Global, Inc. (the “Company”) is providing the following guidance for the rest of 2010 and the full year 2011:

a) for the three months ended September 30, 2010, net sales are expected to range between $525 million to $535 million, as compared to $530 million for the corresponding period in 2009, and operating profit is expected to range between $84 million and $89 million, as compared to $99 million for the corresponding period in 2009,

b) for the nine months ended September 30, 2010, net sales are expected to be in the range of $1,535 million to $1,545 million, as compared to $1,409 million for the corresponding period in 2009, and operating profit is expected to range between $259 million and $264 million, as compared to $224 million for the corresponding period in 2009,

c) for the three months ending December 31, 2010, net sales are expected to range between $415 million to $425 million, as compared to $418 million for the corresponding period in 2009. Operating profit is expected to range between $40 million and $45 million, as compared to $51 million for the corresponding period in 2009,

d) for the year ending December 31, 2010, net sales are expected to range between $1,950 million and $1,970 million, as compared to $1,851 million for the corresponding period in 2009, and operating profit is expected to range between $300 million and $305 million, as compared to $276 million for the year ended December 31, 2009,

e) annual depreciation and amortization for the year ended December 31, 2010 is expected to range between $46 million and $48 million, as compared to $48 million for the year ended December 31, 2009,

f) at September 30, 2010, cash and cash equivalents are expected to range between $200 million and $210 million,

g) for 2011, net sales are expected to range between $2,030 million and $2,130 million, and

h) for 2011, operating profit is expected to range between $315 million and $335 million.

Net sales for the three months ending September 30, 2010 are expected to be roughly flat compared with the corresponding period in 2009. The expected decline in third quarter 2010 operating profit is driven primarily by an estimated $18 million increase in commodity costs, which includes incremental costs borne by the Company related to proposed tariffs on imported copper tubing. These expenses are partially offset by an expected $8 million margin benefit from favorable sales volume and product mix and an expected $5 million decline in selling, general and administrative expenses. Additionally, the Company expects results to be unfavorably impacted by higher logistics cost, including increased fuel costs and trucking rates, and higher promotional expenses including extended service contracts promotions.

The expected increase in net sales for the first nine months of 2010 is driven primarily by favorable industry conditions and product mix. The expected increase in operating profit for the nine months ending September 30, 2010 and the year ending December 31, 2010, as compared to the corresponding prior year periods is primarily due to improved industry conditions, especially during the first half of 2010, which led to higher sales volumes as compared to the prior periods, partially offset by the above mentioned commodity cost increases, including incremental costs borne by the Company related to proposed tariffs on imported copper tubing and expenses associated with various promotional activities during the period.

Net sales in the fourth quarter of 2010 are expected to be roughly flat as compared to corresponding period in 2009. The expected decline in fourth quarter 2010 operating profit is driven primarily by an estimated increase in commodity costs of approximately $9 million, including incremental costs borne by the Company related to proposed tariffs on imported copper tubing. Also contributing to the decline is an expected reduction in factory utilization and efficiencies, which are estimated to have an $8 million adverse impact, along with unfavorable logistics costs including increased fuel costs and trucking rates. These expenses are partially offset by an expected $6 million margin benefit from favorable sales volume and product mix and an expected $7 million decline in selling, general and administrative expenses. Additionally, the Company expects results to be unfavorably impacted by reduced supplier rebates on purchased components and an increase in other input costs.

The Company believes that expected increased net sales for 2011 will be driven by modest industry shipment growth and market share gain.

The Company expects operating profit for 2011 to be favorably impacted by higher sales volume offset by unfavorable product mix due to the expiration of the Federal tax credits on higher efficiency equipment. Additionally, the Company forecasts for 2011 an unfavorable impact from higher effective commodity costs, including metals and fuel costs, which the Company expects to partially offset with cost-reducing product designs and factory efficiencies. The Company also expects in 2011 to favorably leverage selling, general and administrative expenses while continuing to invest in expanding the company-operated distribution network.

The Company has not yet completed preparation of its financial statements for the three and nine months ended September 30, 2010. Accordingly, the statements in this Report relating to our financial performance or condition as of September 30, 2010 or for any period ending with or including the three and nine months ended September 30, 2010 necessarily reflect the Company’s current estimates, which are based on currently available information and are subject to change.

The Company estimates that from 2003 through the twelve months ended June 30, 2010 it gained approximately seven market share points in the U.S. residential and light commercial HVAC industry (consisting of gas furnaces, package terminal units and compressor bearing units 5.4 tons in capacity and smaller).

The Company is furnishing the information under this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Cautionary note on forward-looking statements

This Current Report on Form 8-K contains forward-looking statements. In particular, statements about the Company’s expectations, beliefs, plans, objectives, assumptions or future events or performance, or the components of financial performance or underlying factors or other statements that are not historical statements that are contained in this Current Report on Form 8-K are forward-looking statements. The words “believe,” “expect,” “forecast,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. The Company has based these forward-looking statements on its current expectations about future events. While the Company believes these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this

Current Report on Form 8-K and the Company’s Report on Form 10-Q for the quarterly period ended June 30, 2010 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Some of the key factors that could cause actual results to differ from the Company’s expectations are:

•	adverse conditions affecting the U.S. economy;

•

volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economy, which may negatively impact the Company’s and its customers’ ability to access financing;

•	changes in weather patterns and seasonal fluctuations;

•	a failure by the Company to improve its existing products, develop new products or keep pace with its competitors’ product development;

•	increased competition, as well as consolidation among independent distributors;

•	significant fluctuations in the cost of raw materials and components and a decline in the Company’s relationships with key suppliers;

•	a significant impairment of the value of the Company’s intangible assets or long-lived assets;

•	a decline in the Company’s relations with its key distributors;

•	design or manufacturing defects in the Company’s products, which may result in material liabilities associated with product recalls or reworks;

•	the incurrence of material costs as a result of product liability or warranty claims;

•	higher than expected tax rates or exposure to additional income tax liabilities;

•	the costs of complying with, or addressing liabilities under, laws relating to the protection of the environment and worker health and safety;

•	labor disputes with the Company’s employees;

•	the loss of members of the Company’s management team;

•	natural or man-made disruptions to the Company’s distribution and manufacturing facilities;

•	the Company’s inability to access funds generated by its subsidiaries, making it unable to meet its financial obligations;

•	the Company’s failure to adequately protect its intellectual property rights or claims that it is in violation of the intellectual property rights of third parties;

•	the requirements of being a public company, which may strain the Company’s resources and distract management;

•

the Company’s substantial indebtedness, which may adversely affect its financial condition, its ability to operate its business, react to changes in the economy or its industry and pay its debts and could divert its cash flow from operations for debt payments;

•	the incurrence by the Company or its subsidiaries of substantially more debt, which could further exacerbate the risks associated with its substantial leverage;

•	the Company’s need to generate cash to service its indebtedness;

•	restrictions in the Company’s debt agreements that limit its flexibility in operating its business;

•	the interests of the Company’s controlling stockholder and of holders of its outstanding debt; and

•	other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. The Company does not undertake and specifically declines any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or developments, changed circumstances or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 7, 2010	GOODMAN GLOBAL, INC.

/S/ LAWRENCE M. BLACKBURN
Lawrence M. Blackburn
Executive Vice President and Chief Financial Officer